Exhibit 99.1

NEWS RELEASE

CSL006003

02/09/06

Carlisle Companies Reports a 61% Increase in Fourth Quarter Earnings before Interest and Income Taxes from Continuing Operations

CHARLOTTE, NORTH CAROLINA, February 9, 2006… Carlisle Companies Incorporated (NYSE:CSL) reported earnings before interest and income taxes (“EBIT”) from continuing operations of $44.7 million for the fourth quarter 2005, an increase of 61% above EBIT of $27.7 million for the same period 2004. Richmond McKinnish, Carlisle President and CEO commented, “Carlisle ended 2005 with a strong fourth quarter. We are optimistic that 2006 will be another successful year. Our guidance for income from continuing operations in 2006 is in the range of $4.85 to $5.05 per diluted share.”

Income from continuing operations of $26.5 million, or $0.86 per diluted share for the quarter ended December 31, 2005, compared to $19.1 million or $0.61 per diluted share for the quarter ended December 31, 2004. Fourth quarter 2005 income from continuing operations was negatively impacted by an after-tax charge of $0.08 per diluted share related to a lease arrangement for a closed facility in the Diversified Components segment. Income from continuing operations for the fourth quarter 2004 included a tax benefit of $0.09 per diluted share related to favorable state and federal tax settlements that was partially offset by a $0.06 per diluted share charge for the write-off of assets associated with the sale of the spring brake business in the Diversified Components segment.

Net sales of $534.2 million in the fourth quarter 2005 were $43.6 million, or 9%, higher than net sales of $490.6 million in the fourth quarter of 2004. Strong organic sales growth in the Construction Materials segment was partially offset by weaker demand in the Industrial Components segment. Acquisitions in the Diversified Components segment contributed $11.2 million to the quarter-over-quarter increase in net sales.

EBIT from continuing operations for the year ended December 31, 2005 was $209.5 million, an increase of 21% above 2004 EBIT of $173.5 million. Income from continuing operations for the full year 2005 of $133.3 million, or $4.29 per diluted share, represented a 21% increase over $110.6 million, or $3.52 per diluted share, in 2004. Included in the 2005 results was a $0.10 per diluted share benefit for a reduction in income tax liabilities as a result of final settlement of the Company’s 2002 and 2003 federal tax filings and settlement of certain state tax filings from 1997 – 1999. A gain of $0.08 per diluted share for proceeds received from the favorable resolution of certain legal actions initiated by the Company was also included in the full year 2005 income from continuing operations. Offsetting these gains was the year-over-year reduction in income from continuing operations of $0.14 per diluted share at Johnson Truck Bodies which was partially attributable to a labor strike that concluded in October 2005. Income from continuing operations for the full year 2004 was favorably impacted by the aforementioned fourth quarter 2004 income tax benefit of $0.09 per diluted share, partially offset by the $0.06 per diluted share charge related to the sale of the spring brake business.

Net sales of $2.21 billion in 2005 were 11% above 2004 net sales of $2.00 billion. Organic sales growth of $181.0 million accounted for 86% of the total growth. Most of the year-over-year improvement was in the Construction Materials and Diversified Components segments. Acquisitions in the Industrial Components and Diversified Components segments contributed $28.8 million of growth in net sales.

Fourth Quarter and Full Year Segment Results

In conjunction with the decision to exit its Carlisle Systems & Equipment businesses in the fourth quarter 2005, the Company reorganized its five operating segments into three segments; Construction Materials, Industrial Components and Diversified Components.   The following comments exclude the impact of discontinued operations.

Construction Materials:  Net sales of $231.1 million in the fourth quarter were 18% above the fourth quarter 2004 net sales of $196.1 million with strong demand across most product lines. Fourth quarter 2005 EBIT of $35.8 million was 37% above fourth quarter 2004 EBIT of $26.2 million. Net sales of $865.7 million for the full year 2005 were 20% above 2004 with growth in all product lines and higher selling prices, which offset increased raw material costs. Insulation revenues were a strong contributor to the growth as demand for roofing systems increased and the benefits from the first full year of sales at the Lake City, FL plant and a partial year of sales at the new Terrell, TX plant were realized. EBIT in 2005 of $131.8 million was 39% above 2004 EBIT of $94.5 million. The improvement in EBIT was the result of increased revenues for roofing systems, insulation products and coatings and waterproofing products. The Company’s equity share of earnings at its European roofing joint venture, Icopal, was $2.0 million for the fourth quarter and $2.5 million for the full year 2005 compared to $2.1 million for the fourth quarter and $2.4 million for the full year 2004.

Industrial Components:  Net sales of $152.1 million for the three months ended December 31, 2005 decreased 6% from net sales of $161.5 million for the same period in 2004 on reduced sales volume at both Carlisle Tire & Wheel Company and Carlisle Power Transmission. EBIT of $5.6 million in the fourth quarter of 2005 was 8% above $5.2 million in the fourth quarter of 2004. Net sales of $747.9 million for the full year 2005 were 3% above $727.2 million in 2004, and segment EBIT of $55.3 million was 9% below $61.1 million in 2004. Net sales at Carlisle Tire & Wheel Company in 2005 were 6% above 2004 net sales on increased sales in the outdoor power equipment, ATV (all terrain vehicles) and replacement markets, partially offset by lower sales of styled wheels. The acquisition of Trintex in June 2004 also contributed to the sales growth in 2005. Carlisle Power Transmission net sales in 2005 were 9% below 2004 due primarily to reduced demand in the lawn and garden and agricultural markets. Segment earnings in 2005 fell below 2004 as a result of extended shutdowns and model changeovers by lawn and garden OE (original equipment) customers as well as increased freight expense, higher energy costs, and rising raw material costs. Carlisle Power Transmission’s EBIT was reduced by costs related to the closure of the belt plant at its union facility in Red Wing, MN and start-up costs for increased production at the belt operations in Fort Scott, KS and Shenzhen, China. The impact of the soft end-use markets and increased costs in 2005 were partially offset by $3.6 million of proceeds related to certain legal actions initiated by the Company.

Diversified Components:  Net sales of $151.0 million in the fourth quarter 2005 were 14% above the same period of 2004 and fourth quarter 2005 EBIT of $11.1 million was significantly above $3.6 million reported for 2004. Strong demand in the specialty trailer business and acquisitions in the two brake businesses accounted for a significant portion of the increases in net sales and EBIT. The improvement in EBIT for the fourth quarter 2005 was partially offset by a $4.0 million pre-tax charge related to a lease arrangement for a closed facility. Full year net sales of $596.0 million were 8% above $550.6 million in 2004, as most operations showed improvement. EBIT for the full year 2005 of $51.8 million was 32% above $39.3 million in 2004. The gains in net sales and EBIT were realized despite the year-over-year decline in net sales and earnings in 2005 at Johnson Truck Bodies partially attributable to the labor strike which began in April 2005 and concluded in October 2005.

Discontinued Operations

In the fourth quarter 2005 the Company announced it was exiting the businesses of Carlisle Systems & Equipment which includes Carlisle Process Systems and the Walker Group. In 2004, Carlisle identified the assets associated with substantially all the operations of the automotive components business, the plastics components operations of Carlisle Tire & Wheel Company and Carlisle FoodService’s pottery business as discontinued operations. Substantially all of the assets of the operations discontinued in 2004 have been sold or the economic benefits have been otherwise realized. Carlisle is actively marketing the Carlisle Systems & Equipment businesses and other actions are being taken to complete the divestiture of the few remaining assets of the automotive business.

Losses from discontinued operations, net of tax, in the fourth quarter 2005 were $2.8 million as compared to $29.5 million recorded in the fourth quarter 2004. Losses from discontinued operations were $27.0 million for the full year 2005 compared to $31.0 million in 2004. Losses associated with the disposition of the automotive components business more than offset income generated by the operations of Carlisle Systems & Equipment.

Net Income

Net income for the fourth quarter 2005 was $23.7 million, or $0.77 per diluted share, compared to a net loss of $10.4 million, or $0.33 per diluted share, for the fourth quarter 2004. Net income for the full year 2005 of $106.4 million, or $3.42 per diluted share, compared to $79.6 million, or $2.54 per diluted share in 2004. The fourth quarter and full year results were negatively impacted by the previously discussed losses from discontinued operations.

Cash Flow

Cash flow provided by continuing operations of $213.4 for the full year 2005 compares with cash provided of $108.4 million for 2004. Increased operating income and a reduction in cash used to fund working capital levels contributed to the significant improvement in operating cash flow for 2005. During 2005, the Company’s receivables securitization program contributed $17.9 million to cash provided by operating activities compared with a contribution of $53.0 million for 2004. Cash used in investing activities was $142.8 million in 2005 compared to $90.4 million in 2004. Capital expenditures of $101.2 million were 44% above $70.5 million in 2004. The increase in capital expenditures was due primarily to new production plants for the Construction Materials segment and a new distribution center for Carlisle FoodService Products in the Diversified Components segment. Cash used in investing activities in 2005 included the acquisition of assets of two brake businesses for the Diversified Components segment for approximately $67.3 million. Cash used in investing activities in 2004 included the acquisition of a specialty tire and wheel company for the Industrial Components segment for approximately $32.5 million. Proceeds from the sale of investments, property and equipment in 2005 included the cash proceeds from the sale of certain assets of the Company’s automotive components business as well as the sale of a Carlisle FoodService sanitary maintenance facility in California. Proceeds in 2004 included the sale of properties acquired with a 2003 sanitary maintenance company acquisition by Carlisle FoodService. Cash flow used in financing activities of $45.4 million in 2005 compared with $19.9 million in 2004. Short-term borrowings in 2005 and 2004 included borrowings required to fund organic growth as well as the aforementioned acquisitions. In addition, approximately $46.1 million was used to finance the purchase of 0.68 million shares of its common stock which was partially offset by proceeds from the exercise of stock options.

Backlog

Backlog from continuing operations at December 31, 2005 of $298.5 million was slightly below backlog of $305.6 million at December 31, 2004 but was 19% above backlog of $250.4 at September 30, 2005. Year-over-year increased backlog in the Industrial Components segment and the specialty trailer and truck body businesses of the Diversified Components segment was offset by a decline in backlog for the Construction Materials segment. The increased backlog at December 31, 2005 in the Industrial Components segment, and the specialty trailer and truck body businesses of the Diversified Components segment contributed to the favorable comparison to the September 30, 2005 backlog.

Conference Call and Webcast

The Company will discuss fourth quarter 2005 results on a conference call for investors on Thursday, February 9, 2006 at 11:00 a.m. Eastern. The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until February 23, 2006. A slide presentation will also be available for viewing and/or printing at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, foodservice, and data transmission industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED
Financial Results
For the periods ended December 31

(In millions, except per share data)

	Fourth Quarter			Twelve Months
	2005	2004*	% Change	2005	2004*	% Change
Net sales	$534.2	$490.6	9%	$2,209.6	$1,999.8	10%

Income from continuing operations, net of tax	$26.5	$19.1	39%	$133.3	$110.6	21%

Loss from discontinued operations, net of tax	(2.8)	(29.5)	NM	(26.9)	(31.0)	NM
Net income (loss)	$23.7	$(10.4)	NM	$106.4	$79.6	34%

Basic earnings per share
Continuing operations	$0.87	$0.62	40%	$4.34	$3.56	22%
Discontinued operations	(0.09)	(0.96)	NM	(0.88)	(0.99)	NM
Net income (loss)	$0.78	$(0.34)	NM	$3.46	$2.57	35%

Diluted earnings per share
Continuing operations	$0.86	$0.61	41%	$4.29	$3.52	22%
Discontinued operations	(0.09)	(0.94)	NM	(0.87)	(0.98)	NM
Net income (loss)	$0.77	$(0.33)	NM	$3.42	$2.54	35%

SEGMENT FINANCIAL DATA (Continuing Operations)
(In millions)

	2005			2004*
Fourth Quarter	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$231.1	$35.8	15.5%	$196.1	$26.2	13.4%
Industrial Components	152.1	5.6	3.7%	161.5	5.2	3.2%
Diversified	151.0	11.1	7.4%	133.0	3.6	2.7%
Subtotal	534.2	52.5	9.8%	490.6	35.0	7.1%
Corporate	—	(7.8)		—	(7.3)
Total	$534.2	$44.7	8.4%	$490.6	$27.7	5.6%

	2005			2004*
Twelve Months	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$865.7	$131.8	15.2%	$722.0	$94.5	13.1%
Industrial Components	747.9	55.3	7.4%	727.2	61.1	8.4%
Diversified	596.0	51.8	8.7%	550.6	39.3	7.1%
Subtotal	2,209.6	238.9	10.8%	1,999.8	194.9	9.7%
Corporate	—	(29.4)		—	(21.4)
Total	$2,209.6	$209.5	9.5%	$1,999.8	$173.5	8.7%

* 2004 figures have been revised to reflect discontinued operations.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Consolidated Statement of Earnings
For the periods ended December 31

(In thousands except per share data)

	Fourth Quarter			Twelve Months
	2005	2004*	% Change	2005	2004*	% Change
Net sales	$534,225	$490,617	8.9%	$2,209,610	$1,999,830	10.5%
Cost and expenses:
Cost of goods sold	432,376	405,765	6.6%	1,770,694	1,610,233	10.0%
Selling and administrative expenses	52,297	52,109	0.4%	214,887	201,700	6.5%
Research and development expenses	3,778	3,732	1.2%	15,386	14,630	5.2%
Other (income) expense, net	1,122	1,319	-14.9%	(823)	(191)	NM

Earnings before interest & income taxes	44,652	27,692	61.2%	209,466	173,458	20.8%

Interest expense, net	3,598	3,508	2.6%	15,908	14,378	10.6%

Earnings before income taxes	41,054	24,184	69.8%	193,558	159,080	21.7%

Income taxes	14,548	5,104	185.0%	60,224	48,468	24.3%

Income from continuing operations, net of tax	26,506	19,080	38.9%	133,334	110,612	20.5%
Percent of net sales	5.0%	3.9%		6.0%	5.5%

Loss from discontinued operations, net of tax	(2,770)	(29,528)	NM	(26,969)	(31,000)	NM

Net income (loss)	$23,736	$(10,448)	NM	$106,365	$79,612	33.6%

Basic earnings per share
Continuing operations	$0.87	$0.62	40.3%	$4.34	$3.56	21.9%
Discontinued operations	(0.09)	(0.96)	NM	(0.88)	(0.99)	NM
Basic earnings per share	$0.78	$(0.34)	NM	$3.46	$2.57	34.6%

Diluted earnings per share
Continuing operations	$0.86	$0.61	41.0%	$4.29	$3.52	21.9%
Discontinued operations	(0.09)	(0.94)	NM	(0.87)	(0.98)	NM
Diluted earnings per share	$0.77	$(0.33)	NM	$3.42	$2.54	34.6%

Average shares outstanding (000’s) - basic	30,437	31,001		30,736	31,032
Average shares outstanding (000’s) - diluted	30,756	31,287		31,078	31,409

Dividends	$7,653	$7,122		$29,608	$27,960
Dividends per share	$0.250	$0.230	8.7%	$0.960	$0.900	6.7%

* 2004 figures have been revised to reflect discontinued operations.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2005	2004*
Assets
Current Assets
Cash and cash equivalents	$38,745	$25,018
Receivables	163,277	202,136
Inventories	336,090	297,180
Prepaid expenses and other	57,272	54,401
Current assets held for sale	65,788	73,535
Total current assets	661,172	652,270
Property, plant and equipment, net	432,749	386,067
Other assets	426,381	366,059
Non-current assets held for sale	42,955	96,845
	$1,563,257	$1,501,241

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	57,993	$59,773
Accounts payable	127,698	122,964
Accrued expenses	145,375	121,810
Current liabilities associated with assets held for sale	41,645	79,475
Total current liabilities	372,711	384,022
Long-term debt	282,426	258,384
Other liabilities	176,911	157,217
Non-current liabilities associated with assets held for sale	970	3,131
Shareholders’ equity	730,239	698,487
	$1,563,257	$1,501,241

* 2004 figures have been revised to reflect discontinued operations.

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Statement of Cash Flows
For the Twelve months ended December 31
(In thousands)

	2005	2004*
Operating activities
Net income	$106,365	$79,612
Reconciliation of net earnings to cash flows:
Loss from discontinued operations, net of tax	26,969	31,000
Depreciation and amortization	53,221	48,941
Gain on equity investments	(3,727)	(2,762)
Loss on writedown of assets	6,452	—
Foreign exchange loss (gain)	1,255	(1,017)
Deferred taxes	7,909	(1,832)
Gain on investments, property and equipment, net	(2,469)	(967)
Receivables under securitization program	17,900	53,000
Working capital	(654)	(101,532)
Other	178	3,979
Net cash provided by operating activities	213,399	108,422
Investing activities
Capital expenditures	(101,203)	(70,465)
Acquisitions, net of cash	(67,337)	(34,556)
Proceeds from investments, property and equipment	24,479	14,342
Other	1,270	316
Net cash used in investing activities	(142,791)	(90,363)
Financing activities
Net change in short-term debt and revolving credit lines	24,433	24,072
Reductions of long-term debt	(993)	(2,854)
Dividends	(29,608)	(27,960)
Treasury shares and stock options, net	(39,214)	(13,141)
Other	—	(42)
Net cash used in financing activities	(45,382)	(19,925)
Net cash (used in) provided by discontinued operations	(11,410)	3,515
Effect of exchange rate changes on cash	(89)	8
Change in cash and cash equivalents	13,727	1,657
Cash and cash equivalents
Beginning of period	25,018	23,361
End of period	$38,745	$25,018

* 2004 figures have been revised to reflect discontinued operations.